EXHIBIT 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                            Three months                 Nine months
                                                         ended September 30,         ended September 30,
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                                                          2001         2000           2001         2000
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                                                               (Dollars, except per share amounts,
                                                                and shares expressed in thousands)
Income (Numerator):

Net income                                             $ 92,305       67,224        293,268      174,353
Dividends applicable to preferred stock                    (100)        (100)          (299)        (299)
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Net income applicable to common stock                    92,205       67,124        292,969      174,054
Dividends applicable to preferred stock                     100          100            299          299
Interest on convertible securities, net of taxes              -           33              -           99
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Net income as adjusted for purposes of
 computing diluted earnings per share                  $ 92,305       67,257        293,268      174,452
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Shares (Denominator):

Weighted average number of shares:
   Outstanding during period                            141,046      140,587        140,985      140,374
   Employee Stock Ownership Plan shares
    not committed to be released                           (274)        (367)          (292)        (385)
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Number of shares for computing basic
 earnings per share                                     140,772      140,220        140,693      139,989

Incremental common shares attributable to
 additional dilutive effect of convertible securities     1,488        1,628          1,574        1,780
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Number of shares as adjusted for purposes of
 computing diluted earnings per share                   142,260      141,848        142,267      141,769
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Basic earnings per share                               $    .66          .48           2.08         1.24
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Diluted earnings per share                             $    .65          .47           2.06         1.23
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